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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
  SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                       Commission File Number: 333-2724


                             Cobb Theatres, L.L.C.
              (Exact Name of Registrant as Specified in Charter)


                              924 Montclair Road
                           Birmingham, Alabama 35213
                                (205) 591-2323
      (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                      10-5/8% Senior Secured Notes due 2003
           (Title of each class of securities covered by this Form)


                                     None
          (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [ ]   Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)    [ ]   Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(i)     [ ]   Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12g-4(a)(2)(ii)    [ ]   Rule 15d-6               [X]
     Rule 12h-3(b)(1)(i)     [ ]


Approximate number of holders of record as of the certification or notice date:
Five
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                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, Cobb Theatres, L.L.C. has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              COBB THEATRES, L.L.C.



Dated: January 26, 1998       By:     /s/ Robert M. Cobb
                                  --------------------------------------------
                                    Robert M. Cobb
                                    President and Chief Executive Officer